EXHIBIT 99.1
Sumit Singh, CEO of Chewy, Inc., Nominated for Election to the Booking Holdings Board of Directors

NORWALK, Conn., April 26, 2022 -- The Board of Directors of Booking Holdings Inc. (NASDAQ: BKNG) today announced that it has nominated Sumit Singh, Chief Executive Officer of Chewy, Inc. - a leading online destination for pet parents and partners - for election to the Board at the company's Annual Meeting of Stockholders in June 2022.

Mr. Singh has held Chewy’s CEO position since March 2018, and also serves on the company’s Board of Directors. In 2019, he led the company through its initial public offering. Mr. Singh was subsequently named to the 2020 “Bloomberg 50,” Bloomberg Businessweek’s annual list of innovators, entrepreneurs, and leaders who have changed the global business landscape over the past year, and to other notable lists such as NRF Foundation’s “The List of People Shaping Retail’s Future 2022.” Prior to joining Chewy, Mr. Singh held senior leadership positions at Amazon, and prior to Amazon, Mr. Singh served in senior management positions at Dell Technologies Inc. He has over 20 years global leadership experience that spans e-commerce, technology, retail, and logistics. He holds a Bachelor of Technology degree from Punjab Technical University and a Master’s in Engineering from the University of Texas at Austin, as well as an MBA from the University of Chicago Booth School of Business.

"Sumit brings extensive executive experience across a number of online retailers that will be of great value to the Board and Holdings’ leadership team. We are delighted to welcome him to the Board," said Robert J. Mylod Jr., Chair of Booking Holdings.

Booking Holdings also announced that Director Bob van Dijk has decided to retire from the Booking Holdings Board, effective at the Company's Annual Meeting in June.

"We would like to thank Bob for his commitment and service to the Booking Holdings Board and stockholders," said Mr. Mylod. "Bob brought extensive leadership, finance, global business, and internet/e-commerce experience and counsel to the Board, which has served our stockholders well. We wish him the very best in his future endeavors."

About Booking Holdings
Booking Holdings (NASDAQ: BKNG) is the world's leading provider of online travel and related services, provided to consumers and local partners in more than 220 countries and territories through six primary consumer-facing brands: Booking.com, Priceline, Agoda, Rentalcars.com, KAYAK and OpenTable. The mission of Booking Holdings is to make it easier for everyone to experience the world. For more information, visit BookingHoldings.com and follow us on Twitter @BookingHoldings.